UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2005 (January 24, 2005)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note - Axesstel, Inc. (“Axesstel”) hereby amends its Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 28, 2005, to file the Product Purchase Agreement dated as of June 15, 2004 between the Company, Tata Teleservices Limited and Tata Teleservices (Maharashtra) Limited, as Exhibit 10.1 attached hereto. Confidential portions of this document have been redacted and filed separately with the Commission.

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2005, we entered into a Product Purchase Agreement with Tata Teleservices Limited and Tata Teleservices (Maharashtra) Limited (together, “Tata”) under which we agreed to manufacture, sell and deliver to Tata our 1x generation fixed wireless telephones. Purchases of product under the agreement will be pursuant to binding purchase orders issued by Tata, and all payments by Tata under the agreement will be made to us through irrevocable letters of credit confirmed by banks acceptable to us. Tata has issued binding purchase orders for deliveries of product through April 2005. The agreement lasts until December 31, 2005, unless mutually extended by the parties, but generally may be terminated by either party following a material breach of the agreement by the other party, unless the material breach is cured within sixty days after receipt of notice of the breach.

A complete copy of the Product Purchase Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of this agreement is qualified in its entirety by reference to such Exhibit.

Item 3.02	Unregistered Sales of Equity Securities.

On January 24, 2005, we issued 466,947 shares of common stock to Mr. Jin Yong (Jason) Kim, our Executive Vice President, New Business Development, upon the exercise of stock options held by Mr. Kim. The exercise prices of the stock options were $0.26 per share with respect to 299,132 shares, and $0.07 per share with respect to 167,815 shares, resulting in net proceeds to us of $89,521. The options were originally issued by Axesstel, Inc., a California corporation (“Axesstel California”) on February 15, 2001, April 1, 2001, July 1, 2001 and April 1, 2002, and were assumed by us upon our acquisition of Axesstel California in August 2002. The securities were offered and sold without registration under the Securities Act to an accredited investor in reliance upon the exemption provided by Rule 506 of Regulation D thereunder.

On January 27, 2005, we issued 200,000 shares of common stock to Mr. Jimmy Sung upon the exercise of a warrant held by Mr. Sung. The exercise price of the warrant was $0.60 per share, and the aggregate exercise price of $120,000 was deemed paid by Mr. Sung through services rendered to us pursuant to a consulting agreement entered into in January 2003 between us and Mr. Sung. The securities were offered and sold without registration under the Securities Act to an accredited investor in reliance upon the exemption provided by Rule 506 of Regulation D thereunder.

The shares issued to Mr. Kim and Mr. Sung, with the exception of 40,000 of the 200,000 shares issued to Mr. Sung, are subject to a lock-up agreement in favor of certain underwriters providing that the shares may not be sold until 90 days after the effective date of a prospectus contained in a registration statement currently on file with the SEC. Such registration statement has not been declared effective as of the date of this report.

In each transaction described above that was exempt from registration under Regulation D of the Securities Act, (i) there were no underwriters involved in the issuance and sale of the securities, (ii) the investors were accredited; (iii) the investors were experienced with transactions of the nature of the subject transaction and had the ability to fend for themselves, (iv) the securities were acquired for investment only and not with a view to or for sale in connection with any distribution thereof, (v) appropriate legends were affixed to the share certificates and other instruments issued in such transactions, and (vi) the sales of these securities were made without general solicitation or advertising.

Item 8.01	Other Events.

On January 25, 2005, we entered into a letter agreement with Axess Telecom Co., Ltd. (“ATC”), which amended the Memorandum of Understanding dated October 14, 2004 between us and ATC under which we agreed to purchase a convertible bond of ATC on terms to be negotiated in good faith. The letter agreement extends the deadline to purchase the convertible bond to February 28, 2005.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

10.1 Product Purchase Agreement dated as of June 15, 2004 with Tata Teleservices Limited and Tata Teleservices (Maharashtra) Limited+

+	Confidential treatment requested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ DAVID L. MORASH
David L. Morash
President, Chief Operating Officer and Acting Chief Financial Officer

Date: February 1, 2005